Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191
Linda.Flynn@tphs.com

Trinity Place Holdings Announces Sale of the Shoppes of Forest Hill in Palm Beach County, Florida

NEW YORK, NY and MIAMI, FL (November 27, 2019). Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) announced today that it has closed on the sale of the Shoppes of Forest Hill Neighborhood Shopping Center in Palm Beach County, Florida to Riverstone Capital Group for $19.6 million. Anchored by Walmart Marketplace, the 112,364 square foot center is located at the busy intersection of Forest Hill Boulevard and South Military Trail. Consistent with the Company’s business plan, Trinity Place Holdings completed its capital improvement program which began in 2015 and has increased occupancy at the revitalized center from approximately 30% to approximately 93% leased with the recently executed lease with Humana Market Point.

After repayment of the outstanding mortgage and closing costs, the Company received approximately $8.3 million in net proceeds.

“Over the last few years, we have successfully repositioned our Palm Beach property, one of the last Syms legacy properties, by revitalizing the center, bringing in high quality anchor tenants, and increasing overall occupancy to 93%,” said Matthew Messinger, President and CEO of Trinity Place Holdings. “This strategy, which we have previously articulated, resulted in a significant increase to shareholder value which we will now look to redeploy into our core multi-family strategy in the New York City area.”

Luis Castillo, Danny Finkle, Eric Williams and Megan Fitzpatrick of JLL’s Miami office represented the Company on this transaction.

The Company also announced that on November 26, 2019 it filed a shelf registration statement on Form S-3 in the ordinary course which, when declared effective by the SEC, will allow the Company to offer and sell up to an aggregate of $109.7 million of securities from time to time. The Company’s current shelf registration statement, effective since December 1, 2016, expires on December 1, 2019.

About Trinity Place Holdings

Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. The Company currently has two multi-family properties, 237 11th Street in Gowanus/Park Slope, Brooklyn, and a 50% interest in The Berkley, in Williamsburg, Brooklyn. The Company is also developing a mixed-use condominium at 77 Greenwich Street in Lower Manhattan, one of Lower Manhattan’s premier development sites which will include 90 condominiums, a public elementary school and retail space. The Company also owns a retail property in Paramus, New Jersey. Several of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012, including certain intellectual property and $245.4 million of Federal tax net operating losses as well as significant state losses (as of September 30, 2019). More information on the Company can be found at www.trinityplaceholdings.com and on our residential properties at http://theberkleybk.com/ as well as www.237eleventh.com

About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of more than 93,000 as of September 30, 2019. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit jll.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

###